Exhibit 21.1

Subsidiaries of US Airways Group, Inc. and US Airways, Inc.

100% owned by US Airways Group, Inc:

Airways Assurance Limited

Organized under the laws of Bermuda

Material Services Company, Inc.

Incorporated under the laws of the State of Delaware

Piedmont Airlines, Inc. (operates under the trade name “US Airways Express”)

Incorporated under the laws of the State of Maryland

PSA Airlines, Inc. (operates under the trade name “US Airways Express”)

Incorporated under the laws of the State of Pennsylvania

US Airways, Inc.

Incorporated under the laws of the State of Delaware

AWHQ LLC (real estate holding company)

Organized under the laws of the State of Arizona (99% owned by US Airways Group, Inc. and 1% owned by US Airways, Inc.)

100% owned by US Airways, Inc.:

US Airways Company Store LLC

Organized under the laws of the State of Arizona